SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2004

NEWMONT MINING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification Number)

1700 Lincoln Street

Denver, Colorado 8020

(Address and zip code of principal executive offices)

(303) 863-7414

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01—Entry into Material Definitive Agreement

On December 21, 2004, the Board of Directors of Newmont USA Limited (“Newmont USA”), a wholly owned subsidiary of Newmont Mining Corporation (the “Company”), approved and adopted an amended and restated Officers’ Death Benefit Plan (the “Death Benefit Plan”) of Newmont USA and certain related entities effective January 1, 2004. A participant under the Death Benefit Plan must be a salaried employee who is either (1) a corporate officer of the Company with an executive grade classification; or (2) designated as being eligible to participate as provided by the Death Benefit Plan. Under the terms of the Death Benefit Plan, a plan participant who is an active eligible salaried employee at the time of death will be entitled to a death benefit equal to three times his or her salary on the date of death. If the plan participant is retired at the time of his or her death, the benefit payable to his or her beneficiaries under the Death Benefit Plan will depend upon the date of his or her retirement and will be the amount set forth for that participant in the exhibits to the Death Benefit Plan. If the participant retires before his normal retirement date (determined as of the date of his retirement), however, the participant’s death benefit will be reduced in accordance with the schedule set forth in the Death Benefit Plan. Executive officers of the Company, including the Company’s named executive officers, are participants in the Death Benefit Plan.

The foregoing summary of the Death Benefit Plan is qualified in its entirety by reference to the complete text of the Death Benefit Plan, including exhibits thereto, which is attached to this Current Report as Exhibit 10.1 and incorporated by reference herein.

On December 21, 2004, the Board of Directors of Newmont USA also approved and adopted an amended and restated Executive Change of Control Plan (the “Change of Control Plan”) of Newmont USA and certain affiliated entities (as applicable, the “Employer”) effective January 1, 2004. The terms of the Change of Control Plan provide for the payment of certain benefits to salaried employees who are members of senior management, including the Named Executive Officers and other executive officers, if at any time following a Change of Control (as defined in the Change of Control Plan) and prior to the third anniversary of the Change of Control, the employee’s employment is terminated (i) by the Employer for any reason other than Cause (as defined in the Change of Control Plan), death, or disability or (ii) by the employee within 120 days after the employee has knowledge of the occurrence of Good Reason (as defined in the Change of Control Plan).

The Change of Control Plans provides for the payment to the employee of a lump sum cash payment and the provision of continued health, dental, vision prescription, disability and life insurance benefits and outplacement services to the employee. The cash lump sum will be the aggregate of (1) the sum of (A) any annual base salary owed to the employee as of the date of termination, (B) the product of (i) the annual bonus that the employee would have received for the year in which his or her date of termination occurs if the target goals had been achieved and (ii) a fraction, the numerator of which is the number of days in such year through the date of termination and the denominator of which is 365, and (C) any compensation previously deferred by the employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the employee; and (2) an amount equal to two times annual Pay (as defined in the Change of Control Plan) or, with respect to individuals specified by the Board of Newmont USA, three times annual Pay; and (3) an amount equal to the excess (without present value discount, as a result of receiving such amount prior to the end of the three year period following the date of termination) of (A) the actuarial equivalent of the benefit under the Pension Plan of Newmont USA or any successor or replacement qualified defined benefit retirement plan in which the salaried employee participates immediately prior to the Change of Control, or under any such plan with more favorable benefits in which the employee participates following the Change of Control (the “Retirement Plan”), and the Pension Equalization Plan of Newmont USA and the Newmont Savings Equalization Plan or other excess or supplemental retirement plans, programs or arrangements of the Company or any affiliate of the Company in which the employee participates immediately prior to the Change of Control or under any such plans, programs or arrangements with more favorable benefits in which the employee participates following the Change of Control (together, the “SERP”) which the employee would receive if the employee’s employment continued for three years after the date of termination. For purposes of calculating the payments, the employee will be treated as if he or she (1) is fully vested in all benefits and (2) has attained three additional years of age under the Retirement Plan and the SERP.

In addition to the above payments, employees will also receive any other amounts or benefits required to be paid or provided to them or which they are eligible to receive under any plan, program, policy or practice or contract or agreement of the Employer and its affiliates, but excluding any severance pay or pay in lieu of notice required to be paid to such employee under applicable law or any other severance pay plan or policy of the Employer. If the payments to an employee results in the imposition of any excise taxes, then the Employer also may be required to make an additional payment to the employee to cover such taxes (including any taxes on such additional payment).

The foregoing summary of the Change of Control Plan is qualified in its entirety by reference to the complete text of the Change of Control Plan, including exhibits thereto, which is attached to this Current Report as Exhibit 10.2 and incorporated by reference herein.

Item 9.01—Financial Statements and Exhibits.

10.1 Amended and Restated Officers’ Death Benefit Plan

10.2 Amended and Restated Executive Change of Control Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT MINING CORPORATION

By:	/s/ Britt D. Banks
Name:	Britt D. Banks
Title:	Vice President and General Counsel

Dated: December 22, 2004

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Officers’ Death Benefit Plan

10.2	Amended and Restated Executive Change of Control Plan